                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
           SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. ___________)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary proxy statement

[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

[ ]    Definitive proxy statement

[ ]    Definitive additional materials

[X]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ECO SOIL SYSTEMS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN REGISTRANT)

Payment of filing fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
      (1)Title of each class of securities to which transaction applies:
      (2)Aggregate number of securities to which transaction applies:
      (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)Proposed maximum aggregate value of transaction:
      (5)Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)Amount Previously Paid:
      (2)Form, Schedule or Registration Statement No.:
      (3)Filing Party:
      (4)Date Filed:

      On March 28, 2000 Eco Soil Systems, Inc. ("Eco Soil") announced that it had entered into an Asset Purchase Agreement (the "Purchase Agreement") with the J.R. Simplot Company ("Simplot") pursuant to which Eco Soil's subsidiary, Turf Partners, Inc. ("Turf Partners") will sell to Simplot and Simplot will purchase from Turf Partners substantially all of the assets of Turf Partners.

      Copies of Eco Soil's press release announcing results for the first quarter of 2000, the scripts used by Eco Soil's chief executive officer and chief financial officer during an analyst conference call regarding the first quarter results and the slide presentation used by the chief financial officer during the call are attached. Each of these documents refers to the anticipated use of the proceeds of the Simplot transaction, and the chief executive officer's script describes Eco Soil's business following the Simplot transaction.

      Eco Soil's shareholders will be asked to vote on the transaction because Turf Partners' assets may be deemed to be "substantially all" of Eco Soil's assets under Nebraska law. All shareholders should read the proxy statement concerning the sale of Turf Partners' assets that will be filed with the SEC and mailed to shareholders. The proxy statement will contain important information that shareholders should consider before making any decision regarding the sale of Turf Partners' assets. You will be able to obtain the proxy statement, as well as other filings containing information about Eco Soil, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement will also be available, without charge, from Eco Soil by mail to Eco Soil Systems, Inc., 10740 Thornmint Road, San Diego, CA 92127, attention: Investor Relations, telephone: (858) 675-1660.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

      Eco Soil and certain other persons named below may be deemed to be participants in the solicitation of proxies from Eco Soil shareholders to approve the sale of Turf Partners' assets. The participants in this solicitation may include the directors of Eco Soil (William B. Adams, Max D. Gelwix, S. Bartley Osborn, Robert O'Leary, Edward Steele and William Potter) and the following executive officers of Eco Soil: William B. Adams, Chairman and Chief Executive Officer, Max D. Gelwix, President and Chief Operating Officer, and Dennis Sentz, Vice President and Chief Financial Officer. The aforementioned directors and officers of Eco Soil together may be deemed to beneficially own approximately 20% of Eco Soil's common stock.

Set forth below is the press release announcing first quarter results of operations.

COMPANY PRESS RELEASE

ECO SOIL SYSTEMS, INC. REPORTS FIRST QUARTER 2000 RESULTS

RANCHO BERNARDO, Calif.--(BUSINESS WIRE)-- May 11, 2000--Eco Soil Systems, Inc. (Nasdaq:ESSI - NEWS) announced revenues for the three months ended March 31, 2000 of $18.4 million, an increase of 7% over $17.3 million of revenues for the same period in 1999, reflecting acceptance of the Company's proprietary products in the marketplace. The first quarter of 2000 also showed an improvement in operating results evidenced by a narrowing EBITDA loss to $3.0 million compared to an EBITDA loss of $3.6 million in the first quarter 1999. EBITDA is in reference to earnings before interest, taxes, depreciation and amortization.

According to William B. Adams, Chairman and Chief Executive Officer, "The Company reported a net loss for the quarter of $6.1 million, or $0.33 per share, compared to a net loss of $4.8 million, or $0.28 per share, for the same quarter in 1999. The loss is due in part to the significant increase in interest expense with the additional $1.4 million of interest from Q1 1999 to Q1 2000."

Adams noted, the Company plans to use the proceeds of the Simplot transaction, scheduled to close in July, to significantly reduce debt and any related interest costs.

Adams continued, "Proprietary sales increased 138% to $1.3 million for the first quarter of 2000 compared to $544,000 during the same period in 1999. The sales were comprised of $352,000 from the Turf Partners subsidiary and $940,000 from the Agricultural Supply subsidiary. Agricultural Supply's increased sales were due primarily to the sale of RhizUp to the Cargill Corporation. BioJect-Registered Trademark- installations are occurring in new areas of the U.S., from California to New Mexico. We are entering new agricultural markets such as pecans, wine grapes and lettuce in these same areas. Additionally, we continue to catalog our portfolio of over 2,000 organisms from the Agrium acquisition and the hope for new gene discoveries is very high."

Adams continued, "In a seasonal business such as Turf, we generally see lower revenues and resulting losses in the first quarter because golf courses in the Midwest and Northeast are closed for the winter. As golf courses begin to deploy their irrigation and turf treatment systems, we historically see proprietary sales ramp up in the second and third quarters. "Currently, early orders for FreshPack are tracking our objective for FreshPack sales to reach levels three times higher than 1999 sales. BioJect-Registered Trademark- installations are up 20% as well."

Dennis Sentz, Chief Financial Officer, stated, "Another notable aspect of the improved operating results is that our gross profit increased to $4.9 million from $3.9 million, as a result of gross margins increasing to 26.8% from 22.8% a year ago. This is attributable to the increasing proportion of proprietary products to distributed products in our revenue mix."

Sentz continued, "Management expects to see gross margin enhancement and operating cost reductions to continue for the balance of the year. We are now focusing on improving the capital structure of the company by reducing debt and related level of interest expense."

Adams added, "Our first quarter results were on plan. Eco Soil is now in a pivotal stage of its business plan as the groundwork has been laid to maximize the sales growth in ESSI's proprietary products. For the past three years, we have invested heavily in human and financial resources in completing the consolidation of the Turf Partners distribution channel.

"Now management can, in contemplation of the Simplot transaction, focus its resources on using the channel. Opportunities abound for biotech solutions that do not involve genetic modification in both the turf and agricultural markets."

Eco Soil develops, markets and sells proprietary biological and traditional chemical products that provide solutions for a wide variety of turf and crop maintenance problems in the golf and agricultural industries. Their proprietary products evolve from the BioJect, a patented and EPA approved device that cultures and dispenses biological products through irrigation systems.

These products, along with standard turf maintenance products, are sold to nearly 40% of America's golf courses through ESSI's Turf Partners subsidiary, and are sold to the agricultural market, along with irrigation products, through its Agricultural supply subsidiary. Eco Soil's Internet site address is http://www.ecosoil.com. The statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only predictions; actual events or results may differ materially as a result of risks facing the Company, including those listed under the caption "factors that may affect future performance" in the Company's Annual Report on Form 10-K filed April 13, 2000.


                        ECO SOIL SYSTEMS, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                (In Thousands, Except Per Share Data)
                             (unaudited)


                                                 Three Months Ended
                                                       March 31,
                                                 2000           1999
Revenues:
 Turf Partners                                $ 12,527       $ 11,659
 Agricultural Supply                             5,864          5,593
  Total revenues                                18,391         17,252
Cost of revenues:
 Turf Partners                                   9,222          9,252
 Agricultural Supply                             4,247          4,063



  Total cost of revenues                        13,469         13,315

Gross profit                                     4,922          3,937

Operating expenses:
 Selling, general and
  administrative                                 8,561          7,768
 Research and development                          114             93
 Amortization of intangibles                       293            309

Income (loss) from operations                   (4,046)        (4,233)

Interest expense                                 2,027            710
Interest income                                     17            143
Net income (loss)                             $ (6,056)      $ (4,800)

Net loss per share,
 basic and diluted                            $  (0.33)      $  (0.28)

Shares used in calculating net
 loss per share,
 basic and diluted                              18,535         17,182



                        ECO SOIL SYSTEMS, INC.
                     CONSOLIDATED BALANCE SHEETS
                 (In Thousands, Except Share Amounts)


                                                  March 31,   Dec. 31,
                                                    2000        1999
ASSETS                                          (unaudited)    (note)
Current Assets:
 Cash and cash equivalents                       $  1,224    $  1,228
 Accounts receivable, net of allowance
  for doubtful accounts of $1,893 and
  $2,204 at March 31, 2000 and
  Dec. 31, 1999, respectively                      23,362      21,675
 Finished goods inventory                          15,881      16,360
 Prepaid expenses and other
  current assets                                    5,605       4,588
Total current assets                               46,072      43,851
Equipment under construction                        5,037       5,041
Property and equipment, net                        14,180      14,450
Intangible assets, net                             14,075      14,374
Other assets                                        7,559       4,839

Total assets                                     $ 86,923    $ 82,555

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
 Accounts payable                                $ 26,364    $ 24,438
 Accrued expenses                                   4,769       5,809
 Current portion of
  long-term obligations                            40,384      34,276
Total current liabilities                          71,517      64,523

Long-term obligations, net of
 current portion                                    1,049       1,482
Deferred gain on sale/leaseback
 of building                                          509         523
Other                                                 672        --



Shareholders' equity:
 Preferred stock  $.005 par value;
  5,000,000 shares authorized; none
  issued and outstanding                             --          --

 Common stock $.005 par value;
  50,000,000 shares authorized at
  March 31, 2000 and Dec. 31, 1999,
  18,584,966 and 18,349,965 shares
  issued and outstanding at March 31, 2000
  and Dec. 31, 1999, respectively                      93          92

 Additional paid-in capital                        57,389      55,578
 Warrants                                           4,126       2,733
 Accumulated deficit                              (48,432)    (42,376)

Total shareholders' equity                         13,176      16,027

Total liabilities and
 shareholders' equity                            $ 86,923    $ 82,555



See accompanying notes

Note: The Balance Sheet at December 31, 1999 is derived from the audited financial statements at that date, but does not include all of the disclosures required by generally accepted accounting principles.

CONTACT:
     Eco Soil Systems, Inc., Rancho Bernardo
     William B. Adams, 858/675-1660
           or
     The Financial Relations Board
     Manager of Investor Relations
       Ann R. Strobel, 858/675-1660
     General Information
       Karen Taylor, 310/442-0599
     Analyst Contact
       Jill Fukuhara/Rose Anunciacion, 310/442-0599

Set forth below is the script used by the chief executive officer during the May 11, 2000 analyst conference call.


                             Q1 2000 CONFERENCE CALL

Thank you...

Today we are prepared to discuss the Q1 results and to give our shareholders a glimpse of the Company that springs from the sale of our Turf Partners distribution subsidiary to the J.R. Simplot Company. Our results were on plan for Q1, and as Dennis will relate in a minute, operations throughout the company are streamlining. Additionally, revenue from proprietary sales jumped, principally as a result of our first shipment to the CARGILL COMPANY. All in all we were pleased with the Quarter. After Dennis completes his review, I will provide more insight on the impact that the Simplot transaction will have on ESSI'S future. Dennis...

                 [DENNIS SPEAKS HERE]

Thank you Dennis.

For the last three years we have divided much of our time at the corporate office between consolidating the distributors we acquired to form Turf Partners, and commercializing our biotechnology. Both jobs have been costly and took considerably longer than we had expected. The consolidation effort included building a systems platform for inventory management, financial reporting, and human resource deployment. The technology as reported last summer was slow to move through the channel, but picked up this past fall. The FreshPack product line has accelerated in sales with the release of "Recharge", our plant-growth promoting product. Our new compensation plan has directly contributed to our proprietary product growth, as salesmen are motivated through commissions from products carrying the highest margins.

As we stated a few months ago, these two tasks are generally on plan, and management now believes its principal task is to grow shareholder value through increasing the flow of our technology through additional distribution channels. The Simplot transaction advances this mission in the following ways:

1.       New distribution channels are created.

2.       Capital resources are increased to expand product development.

3.       Current channels are strengthened and grown.

4.       Profits are increased.

The Asset Purchase Agreement spells out a Simplot requirement to give us access to their Soil Builder stores. Products contemplated for sale in this channel encompass our "Fresh Delivery" product line. Growth in this category will also come from other farm store companies such as Cargill.

Second, capital resources increase primarily from the flow of proceeds of the sale. However, over the next year, as Dennis related earlier, operating profit improvements and expense reductions effected as a result of the sale should contribute close to $10 mm annually. These savings will be available to invest in product development. ESSI Research & Development activities in the future are expected to be funded from partners and aimed at gene discovery from our existing microbial portfolio.

Third, growth in proprietary sales in Turf and Ag will be expanded as a result of the investment in these channels. Simplot plans to expand the footprint of Turf Partners, and to further grow market share in existing markets. Currently, Turf Partners calls on 40% of the market and has captured roughly a 10% market share throughout the U.S. Proprietary sales currently represent 10% of total Turf Partners sales in 2000, and should sustain that relationship as the channel grows.

And the last benefit of the transaction, profitability of the resultant company, should climb as each of the other benefits are realized. Combining the fact that costs are declining, margins are increasing, and debt is being eliminated, with the fact that the margin on proprietary sales from Turf Partners stays with the Parent, Eco Soil, should accelerate profitability. Top line growth will decline from 1999 to 2001, but earnings per share will turn profitable.

In short, we believe that the outlook for Eco Soil Systems is very good, and that the risk of meeting forecasts in the future has been mitigated. We also believe that, as evidenced by the results of the citrus trials announced earlier this year, that the technology has never shined brighter. Our plan is to find investors to fund our future research, taking much of the burden away from our P & L and giving us marketing partners as well. We believe that our initial entry into E-commerce in Turf, through our electronic order entry system, will help grow that business and expand its market size and share. And finally, we believe that our plan to set up ESSI as a technology engine, and our two subs as outside investment candidates, will generate shareholder value that is not evident in our share price today.

We appreciate your continued support and look forward to your questions.

Set forth below is the script used by the chief financial officer during the May 11, 2000 analyst conference call.

Dennis Sentz:
Thank you, Bill.

For the quarter ended March 31, 2000 total revenues were $18.4 million, an increase of 7% over the $17.3 million for the same period in 1999. The first quarter of 2000 showed an improvement in operating results evidenced by a narrowing EBITDA loss of $3.0 million compared to an EBITDA loss of $3.6 million in the first quarter last year.

Non-operating expenses (interest, depreciation and amortization) contributed $3.1 million to the net loss for the quarter compared to $1.2 million in 1999. The total NET loss for the first quarter 2000 was $6.1 million ($0.33 per share) compared to a total NET loss of $4.8 million ($0.28 per share) in the same period in 1999.

Our first quarter revenues in the TURF business are adversely effected every year by cold weather in the Midwest and Northeast, and this year by both unfavorable weather and market conditions in the Agricultural business in Mexico.

PLEASE REFER TO SLIDE 1 - IMPROVEMENTS IN OPERATIONS

Since there are so many numbers in these presentations I have included an item reference next to the line that will key each comment to the appropriate line in the slide. Notable improvements in operations for the first quarter this year vs the same period last year are:

1A - PROPRIETARY REVENUE

The 1st quarter of 2000 continued to show significant improvement in Proprietary revenues. The $1,292,000 in proprietary sales in the first quarter of 2000 represents an increase of 138% over the $544,000 in proprietary sales in the same period in1999. The increase in proprietary sales included the first deliveries of our new Rhizup product to The Cargill Corporation.

1B - GROSS PROFIT

High margin Proprietary revenue, combined with a new "Focus Products" Sales Commission program in the TURF business that emphasizes high margin products, have resulted in improved Gross Profit margins. For the first quarter 2000 the Gross margin was $5,417,000, 29.5% of revenues, compared to $4,034,000, 23.4% of revenues for the same period last year.

1C - EBITDA

We feel the improvement in the OPERATING PROFILE - i.e. higher mix of proprietary sales and increased distributed gross profit margins --- will have a significant impact on EBITDA as the seasonal revenues in the TURF business begin to be realized in the second quarter.

1D - INTEREST

On January 26, 2000 the company announced a $4.5 Million Convertible Debenture financing. The interest expense related to this financing combined with the higher level of all other working capital debt in 2000 resulted in "Interest, Depreciation and Amortization" increasing by 156% from $1,206,000 in the first quarter of 1999 to $3,091,000 in the same period in 2000. More specifically, first quarter 2000 interest expense increased by $1.4M over first quarter 1999 and is the primary reason the net loss has increased over last year.

We will discuss actions to reduce interest expense in a moment, but first

PLEASE REFER TO SLIDE 2 - NEW  WORKING CAPITAL COMMITMENTS

ECO SOIL management has been focused on developing new sources of working capital financing. Slide 2 will detail these efforts and their expected results. The first two items have already been announced, the last three are new developments.

2A - CONVERTIBLE DEBENTURE

This financing was announced and fully funded in JANUARY, 2000. The registration of shares has been completed and the debenture holders are now able to convert to ECO SOIL common stock.

2B - ASSET SALE AGREEMENT

This agreement with the JR SIMPLOT Company to SELL THE NET ASSETS of the TURF business was announced MARCH 28, 2000 and is expected to close in July pending Hart-Scott-Rodino and Eco Soil shareholder approvals.

2C - SIMPLOT TERM LOAN

On APRIL 12, 2000 we signed a TERM LOAN agreement with the JR Simplot Company to insure adequate working capital to meet the TURF business needs in the second quarter of 2000. It is expected these funds will be utilized in June 2000.

2D - TURF WORKING CAPITAL LOAN

On May 4, 2000 we executed an amendment to the existing TURF PARTNERS WORKING CAPITAL facility that provides for an increased advance rate and loan limit on inventory. This change is expected to produce additional working capital based on normal increases in inventory levels needed to achieve the seasonal sales growth during the second quarter of 2000.

2E - SIMPLOT LC

The Simplot LETTER OF CREDIT will be opened later this month. This LC enables Eco Soil to utilize its Bioject assets as collateral under the existing working capital facility supporting the AGRICULTURAL and ECO SOIL proprietary businesses.

The combination of these new working capital programs total $32.5 million and will position ECO SOIL SYSTEMS to continue to progress toward its BUSINESS MISSION --- namely the COMMERCIALIZATION OF OUR CORE TECHNOLOGY.

PLEASE REFER TO SLIDE 3 - CHANGES IN CAPITAL STRUCTURE

The impact of the changes in the Capital Structure of ECO SOIL arising out of the closing of the Simplot transaction in July 2000 are indicated on slide 3.

3A - SALE OF ASSETS

The minimum purchase price of the TP Assets is $37 million. Based on the actual performance of the TURF Partners business there could be an additional "earnout" paid in March 2001 that is not reflected in this presentation.

3B - DEBT ASSUMED BY SIMPLOT

As part of the price, Simplot will assume the TURF Partners working capital facility, expected to be $17 million as of June 30, 2000.


The results of the sale of assets will have multiple effects on our capital structure.


3C - RETIRE DEBT

The net "Cash from the Sale" in July 2000 will be used to retire ECO Soil debt. The amount of the down payment in July is $20 million, subject to certain "holdbacks" that could be recovered at the final closing in March, 2001.

There are two NON CASH changes that will occur on the ECO SOIL Balance Sheet.

3D - GOODWILL

The sale of the TURF business will necessitate the write off of related goodwill of $7.5 million as of July, 2000

3E - DEBT ISSUANCE COSTS

The retirement of debt will require the write off of the related debt issuance costs totaling $4 million.

These non-cash items will also reduce the book gain on the transaction.

PLEASE REFER TO SLIDE 4 - COST SAVINGS

4A - SALE OF ASSETS

The sale of TP assets includes fixed assets that are being depreciated. The sale will reduce the amount of Depreciation expense by $600,000 per year.

4B - ASSUMED DEBT

The impact of Simplot assuming the TURF Partners debt will be to reduced interest expense estimated to be $1.7million over the next 12 months.

4C - RETIRE DEBT

The use of cash from the sale to retire other ECO SOIL debt will result in added savings of at least $2.6 million over the next year and eliminate most of the debt covenants that have cost additional interest charges in the past.

4D - GOODWILL

Amortization of TURF Partners goodwill of $600,000 per year will be eliminated.

4E - DEBT ISSUANCE COSTS

that are amortized to interest expense at a rate of $1.2million per year will not occur after the debt is retired.

4F - COST REDUCTIONS

Significant cost reductions of SG&A have been implemented, savings will begin to accrue in the second quarter and on an annualized basis beginning July we expect to total $2.8million. In all, we estimate savings in expenses to be $9.5 million annually well in excess of the

EBITDA generated by the TURF Partners distributed products business that is being sold.

The new ECO SOIL Proprietary and Agricultural business that continues after the Simplot closing will be one with a significantly reduced cost burden and no long term debt.


With that Bill, I will turn it back to you.

Set forth below are copies of the slides the chief financial officer used during his presentation.

                             ECO SOIL SYSTEMS INC.

                                May 11, 2000

                         IMPROVEMENTS IN OPERATIONS
                                   $(000)

===============================================================================

   ITEM                                 1Q 2000              1Q 1999
----------                           -------------        -------------
   1A           Proprietary               1,292                  544
                Distributed              17,099               16,708
                                     -------------        -------------
                Total Revenue        $   18,391           $   17,252

   1B           Gross Profit*             5,417                4,034
                % to Revenues              29.5%                23.4%

   1C           EBITDA                   (2,964)              (3,594)

   1D           Interest, Depr & Amor     3,091                1,206
                                     -------------        -------------
                Net Loss                 (6,055)              (4,800)
                                     -------------        -------------
                EPS                  $    (0.33)          $    (0.28)


* Excludes Depreciation and Amortization

                       NEW WORKING CAPITAL COMMITMENTS

===============================================================================


  ITEM        SIGNED        DESCRIPTION                   CASH
--------    ----------    ---------------             -----------
2A          January       Convertible Debenture       $ 4,500,000

2B          March         Asset Sale Agreement         20,000,000

2C          April         Simplot Term Loan             3,000,000

2D          April         Turf Working Capital Loan     3,000,000

2E          May           Simplot Letter of Credit      2,000,000
                                                      -----------

TOTAL NEW WORKING CAPITAL                             $32,500,000
                                                      ===========


                        CHANGES IN CAPITAL STRUCTURE

               AFTER CLOSING SIMPLOT TRANSACTION IN JULY 2000

===============================================================================


  ITEM          SALES OF ASSETS               AMOUNT
--------      -------------------          ------------
  3A          Sales of TPI assets          $ 37,000,000

  3B          TPI debt assumed by Simplot   (17,000,000)
                                           ------------
              Net cash in July 2000*       $ 20,000,000

                 RESULTS OF SALE
              --------------------
  3C          Retire debt                  $(20,000,000)

  3D          Write off TPI goodwill         (7,500,000)

  3E          Write off debt issuance costs  (4,000,000)


* Subject to potential holdbacks

                         COST SAVINGS ANTICIPATED

===============================================================================


  ITEM        SALE OF ASSETS                    REDUCED EXPENSES / YEAR
--------    ------------------               -----------------------------
  4A        Sales TPI assets                 $  600,000     Depreciation

  4B        TPI debt assumed by Simplot       1,700,000     Interest Expense

             RESULTS OF SALES
            ------------------
  4C        Retire debt                      $2,600,000     Interest Expense

  4D        Write off TPI goodwill              600,000     Amortization

  4E        Write off debt issuance costs     1,200,000     Interest Expense

  4F        Reduce costs in continuing
              operations                     $2,800,000     SG&A
                                             ----------

                 ANNUAL COST SAVINGS         $9,500,000
